Exhibit 99.1

RESOLUTE ENERGY CORPORATION

ADOPTS STOCKHOLDER RIGHTS PLAN

Denver, Colorado - May 17, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced that its Board of Directors has adopted a stockholder rights agreement (the “Rights Agreement”) and declared a dividend distribution of one preferred share purchase right (a “Right”) on each outstanding share of the Company’s common stock.

In recognition of what it considers an undervalued price of the Company’s common stock, the Board adopted the Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics.  The Rights Agreement was not adopted in response to any attempt to acquire the Company and the Company is not aware of any efforts to do so.

Under the terms of the Rights Agreement, if any person or group acquires 20% or more of the outstanding shares of the Company’s common stock or has commenced a tender offer which would result in the ownership of 20% or more of the Company’s common stock, the rights would be triggered and the standard “flip-in”, “flip-over” and “exchange” features of the agreement would result in significant dilution in the ownership interest of the acquiring person or group.

The Rights Agreement will expire in one year, unless approved by the Company’s stockholders, in which case, the Rights Agreement will expire on May 16, 2019.

Further details about the Rights Agreement are contained in a Current Report on Form 8-K filed by the Company today with the Securities and Exchange Commission.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities.  Resolute’s producing properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com